UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

KINDRED HEALTHCARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On March 16, 2018, Kindred Healthcare, Inc. (“Kindred”) issued the following statement with respect to the lawsuit previously filed by affiliates of Brigade Capital Management, LP (“Brigade Capital”):

Kindred is pleased to announce that on Thursday, March 15, 2018, the Court of Chancery for the State of Delaware denied all but one of Brigade Capital’s claims under its motion for expedited proceedings, with the Court allowing certain limited and targeted discovery to proceed. The Court has scheduled a status conference to receive an update on this narrow discovery for March 22, 2018.

Additional Information and Where to Find It

The Company has filed with the SEC and mailed to its stockholders a definitive proxy statement in connection with the proposed merger. We urge investors and security holders to read the proxy statement because it contains important information regarding the proposed merger. You may obtain a free copy of the proxy statement and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement and other documents filed by the Company with the SEC relating to the proposed merger for free by accessing the Company’s website at www.kindredhealthcare.com by clicking on the link for “Investors”, then clicking on the link for “SEC Filings.”

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about Kindred’s directors and executive officers, including information regarding the interests of these directors and executive officers in the proposed merger, is included in Kindred’s definitive proxy statement, which was filed with the SEC on February 21, 2018. You can obtain a free copy of this document from the Company using the contact information above.